NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS 14% INCREASE IN THIRD QUARTER EARNINGS
OVER THE THIRD QUARTER OF 2005 AND
21% INCREASE IN NINE MONTH EARNINGS FOR THE SAME PERIOD IN 2005

Philadelphia, PA, October 18, 2006 - Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported third quarter 2006 earnings of $2.4 million or $.25 per diluted share, a 14% increase over the same quarter in 2005. Earnings for the nine month period ending September 30, 2006 were $7.6 million or $.79 per diluted share, compared to $6.3 million or $.65* per diluted share, a 21% increase over the comparable prior year period. The improvement in 2006 earnings reflected commercial loan and deposit growth. Average loans grew in excess of 22% in third quarter 2006 compared to the third quarter of 2005.

President Harry Madonna stated, “We are very pleased with the continuing improvement in earnings of the Company and look forward to continued growth. Earnings growth was due to the significant increase in commercial loans outstanding. We anticipate continued improvement in all areas of the Company. We look forward to future earnings in excess of our peer group, and further increasing shareholder value.”

Total shareholders’ equity stood at $72.1 million with a book value per share of $7.59 at September 30, 2006, based on outstanding common shares of approximately 9.5 million. As of that date, the Company continued to be well capitalized.

Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its eleven offices located in Abington, Ardmore, Bala Cynwyd, East Norriton, Media, and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

* Per share and book value amounts were restated to reflect the 10% stock dividend paid May 17, 2006.

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005 (1)	2006	2005 (1)

Net Interest Income	$8,327	$7,257	$25,822	$21,386
Provision for Loan Losses	-	315	1,374	1,137
Non-interest Income	874	904	2,833	2,806
Non-interest Expenses	5,503	4,603	15,666	13,614
Provision for income taxes	1,263	1,102	3,982	3,144
Net Income	$2,435	$2,141	$7,633	$6,297

Diluted EPS	$0.25	$0.22	$0.79	$0.65

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	September 30,	September 30,
	2006	2005

Federal Funds Sold and Other Interest Bearing Cash	$98,322	$66,413
Investment Securities	83,237	66,097
Commercial and Other Loans	761,803	645,614
Allowance for Loan Losses	(7,934)	(7,401)
Other Assets	44,916	48,777

Total Assets	$980,344	$819,500

Liabilities and Shareholders' Equity:
Transaction Accounts	$368,121	$356,820
Time Deposit Accounts	374,870	228,162
FHLB Advances and Trust Preferred Securities	151,980	166,999
Other Liabilities	13,306	6,686
Shareholders' Equity	72,067	60,833
Total Liabilities and Shareholders' Equity	$980,344	$819,500

(1) EPS has been restated for the 10% stock dividend paid May 17, 2006.

Republic First Bancorp, Inc.
September 30, 2006
(unaudited)

	At or For the			At or For the
	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
Financial Data:	2006	2005		2006	2005

Return on average assets	1.13%	1.19%		1.24%	1.18%

Return on average equity	13.66%	14.24%		15.01%	14.71%

Share information:

Book value per share	$7.59	$6.54	(1)	$7.59	$6.54	(1)

Actual shares outstanding at period end, net of
treasury shares (250,555)	9,493,000	9,301,000	(1)	9,493,000	9,301,000	(1)

Average diluted shares outstanding	9,749,000	9,647,000	(1)	9,713,000	9,577,000	(1)

(1) EPS has been restated for the 10% stock dividend paid May 17, 2006.

Republic First Bancorp, Inc.
September 30, 2006
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	September 30	September 30
	2006	2005

Non-accrual and loans accruing,
but past due 90 days or more	$9,972	$2,872

Restructured loans	-	-

Total non-performing loans	9,972	2,872

Other real estate owned	499	137

Total non-performing assets	$10,471	$3,009

Non-performing loans as
a percentage of total loans	1.31%	0.44%

Nonperforming assets as
a percentage of total assets	1.07%	0.37%

Allowance for loan losses
to total loans	1.04%	1.15%

Allowance for loan losses
to total non-performing loans	79.56%	257.69%

Republic First Bancorp, Inc.
September 30, 2006
(Dollars in thousands )
(unaudited)
		Quarter-to-Date
		Average Balance Sheet

	Three months ended			Three months ended
	September 30, 2006			September 30, 2005

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$742,420	$14,868	7.95%	$604,531	$10,576	6.94%

Investment securities	59,736	915	6.13	48,752	465	3.82

Federal funds sold	18,524	248	5.31	20,952	192	3.64

Total interest-earning assets	820,680	16,031	7.75	674,235	11,233	6.61

Other assets	36,593			39,460

Total assets	$857,273	$16,031		$713,695	$11,233

Interest-bearing liabilities:

Interest-bearing deposits	$582,072	$6,078	4.14%	$485,511	$3,219	2.63%

Borrowed funds	114,227	1,626	5.65	74,441	757	4.03

Interest-bearing liabilities	696,299	7,704	4.39	559,952	3,976	2.82

Non-interest and
interest-bearing funding	775,241	7,704	3.94	645,967	3,976	2.44

Other liabilities:	11,309			8,022

Total liabilities	786,550			653,989

Shareholders' equity	70,723			59,706

Total liabilities &
shareholders' equity	$857,273			$713,695

Net interest income		$8,327			$7,257

Net interest margin			4.03%			4.27%

Republic First Bancorp, Inc.
September 30, 2006
(Dollars in thousands )
(unaudited)
		Year-to-Date
		Average Balance Sheet

	Nine months ended			Nine months ended
	September 30, 2006			September 30, 2005

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$714,695	$42,773	8.00%	$583,033	$30,347	6.96%

Investment securities	48,300	1,991	5.50	47,526	1,350	3.79

Federal funds sold	25,039	900	4.81	41,885	863	2.75

Total interest-earning assets	788,034	45,664	7.75	672,444	32,560	6.47

Other assets	36,940			41,205

Total assets	$824,974	$45,664		$713,649	$32,560

Interest-bearing liabilities:

Interest-bearing deposits	$576,972	$16,281	3.77%	$492,752	$9,235	2.51%

Borrowed funds	86,603	3,561	5.50	67,353	1,939	3.85

Interest-bearing liabilities	663,575	19,842	4.00	560,105	11,174	2.67

Non-interest and
interest-bearing funding	746,806	19,842	3.55	648,151	11,174	2.30

Other liabilities:	10,194			8,211

Total liabilities	757,000			656,362

Shareholders' equity	67,974			57,287

Total liabilities &
shareholders' equity	$824,974			$713,649

Net interest income		$25,822			$21,386

Net interest margin			4.38%			4.25%